Exhibit 5.2

[Letterhead of King & Spalding LLP]

September 3, 2009

SunTrust Banks, Inc.

303 Peachtree Street, NE

Atlanta, Georgia 30308

Re: Registration of an indeterminate amount of Securities

Ladies and Gentlemen:

We have acted as counsel for SunTrust Banks, Inc., a Georgia corporation (“SunTrust”), in connection with the registration pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed by SunTrust, SunTrust Capital X, a Delaware statutory trust (“Trust X”), SunTrust Capital XI, a Delaware statutory trust (“Trust XI”), SunTrust Capital XII, a Delaware statutory trust (“Trust XII”), SunTrust Capital XIII, a Delaware statutory trust (“Trust XIII”), SunTrust Capital XIV, a Delaware statutory trust (“Trust XIV”), SunTrust Capital XV, a Delaware statutory trust (“Trust XV”), SunTrust Capital XVI, a Delaware statutory trust (“Trust XVI”), SunTrust Capital XVII, a Delaware statutory trust (“Trust XVII” and together with Trust X, XI, XII, XIII, XIV, XV and XVI, the “Trusts,” and together with SunTrust, the “Registrants”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of an indeterminate amount of

(a) Senior Debt Securities of SunTrust, which may be issued pursuant to an Indenture between SunTrust and U.S. Bank National Association, as Trustee;

(b) Subordinated Debt Securities of SunTrust, which may be issued pursuant to an Indenture between SunTrust and U.S. Bank National Association, as Trustee;

(c) Junior Subordinated Debt Securities of SunTrust, which may be issued pursuant to an Indenture between SunTrust and U.S. Bank National Association, as Trustee;

(d) Purchase Contracts of SunTrust;

(e) Units consisting of Purchase Contracts and Debt Securities, which may or may not be separable from one another;

(f) Warrants of SunTrust;

(g) Shares of Common Stock, par value $1.00 per share, of SunTrust;

(h) Trust Preferred Securities representing beneficial ownership interests in the assets of each Trust, to be issued by the Trusts;

(i) The Guarantee by SunTrust of the obligations of each Trust under the Trust Preferred Securities, to be issued by the Trusts;

(j) Shares of Preferred Stock of SunTrust, no par value (the “Preferred Stock”); and

(k) Depositary Shares, each representing a fractional interest in a share of Preferred Stock (the “Depositary Shares”) to be issued under a deposit agreement (the “Deposit Agreement”).

In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

We have assumed that the execution and delivery of, and the performance of all obligations under, the Deposit Agreement will have been duly authorized by all requisite action by each party thereto (other than SunTrust), and that it will be the valid and binding agreement of each party thereto (other than SunTrust) enforceable against each party thereto (other than SunTrust) in accordance with its terms.

This opinion is limited in all respects to the laws of the States of Georgia and New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(i) any shares of Preferred Stock, when issued and delivered pursuant to an underwriting agreement or a comparable agreement, will be duly authorized, validly issued, fully paid and nonassessable; and

(ii) any Depositary Shares, when issued and delivered pursuant to an underwriting agreement or a comparable agreement, and issued and delivered in accordance with the terms of the Deposit Agreement, will have been validly issued and will represent a fractional interest in a duly authorized and validly issued, fully paid and nonassessable share of Preferred Stock.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Registrants in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Validity of Securities” in the prospectus that forms a part thereof.

/s/ King & Spalding LLP